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                               ARTICLES OF MERGER
                                       OF
                       WINDY HILL PET FOOD ACQUISITION CO.
                                      INTO
                             HUBBARD MILLING COMPANY

            Those Articles of Merger relate to the merger of Windy Hill Pet Food Acquisition Co., a Minnesota corporation ("Windy Hill"), with and into Hubbard Milling Company, a Minnesota corporation ("Hubbard").

            (A) The Plan of Merger is attached hereto as Exhibit A.

            (B) The Plan of Merger has been approved by each of Windy Hill and Hubbard pursuant to Chapter 302A of the Minnesota Statutes.

Dated: May 21, 1997

                                       WINDY HILL PET FOOD ACQUISITION Co.

                                       By  /s/ Ray Chung
                                         -----------------------------------
                                           Ray Chung
                                           Executive Vice President

                                       HUBBARD MILLING COMPANY


                                       By  /s/ Richard P. Confer
                                         -----------------------------------
                                           Richard P. Confer
                                           President
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                                                                       Exhibit A
                                                                              to
                                                              Articles of Merger

                                 PLAN OF MERGER

                                    Merger of

                       WINDY HILL PET FOOD ACQUISITION Co.

                                  with and into

                             HUBBARD MILLING COMPANY

      WHEREAS, Windy Hill Pet Food Acquisition Co., a Minnesota corporation ("Buyer Subsidiary"), and Hubbard Milling Company, a Minnesota corporation ("Hubbard" and, together with Buyer Subsidiary, the "Constituent Corporations"), have entered into that certain Merger Agreement ("The Merger Agreement") dated as of March 21, 1997, as amended March 31, 1997 by and among Hubbard, Windy Hill Pet Food Company, Inc., a Delaware corporation, and Buyer Subsidiary; and

      WHEREAS, the Merger Agreement provides for the merger of Buyer Subsidiary with and into Hubbard pursuant to Section 302A.611 of the Minnesota Business Corporation Act ("MBCA") and in accordance with the terms of this Plan of Merger, with Hubbard being the surviving corporation of the merger;

      NOW, THEREFORE, BE IT RESOLVED that at the Effective Time (as defined below) and in accordance with this Plan of Merger and pursuant to Section 302A.611 of the MBCA, Buyer Subsidiary shall be merged with and into Hubbard on the terms and conditions contained in these resolutions, with Hubbard being the surviving corporation of such merger (the "Merger"), the name of which shall continue to be Hubbard Milling Company.

      FURTHER RESOLVED, that the Merger shall be effective (the "Effective Time") immediately upon filing of the Articles of Merger with the Secretary of State of the State of Minnesota, all in the manner required by law.

      FURTHER RESOLVED, that each share of Common Stock, par value $.01, of Buyer Subsidiary outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) share of Class A Voting Common Stock, $.05 par value, of Hubbard and each holder of a stock certificate representing shares of Common Stock of Buyer Subsidiary outstanding immediately prior to the Effective Time shall, upon surrender of such certificate, be entitled

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to receive a stock certificate representing the same number of shares of Class A
Voting Common Stock of Hubbard and until so surrendered, each such stock certificate representing Common Stock of Buyer Subsidiary shall, by virtue of the Merger, be deemed for all purposes to evidence ownership of the same number of shares or Class A Voting Common Stock of Hubbard.

      FURTHER RESOLVED, that (i) each share (other than a "Dissenting Share" as defined below) of 5% Preferred Stock, $50 par value, of Hubbard outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive in cash an amount equal to Fifty Dollars ($50.00) per share, plus accrued plus unpaid dividends thereon through the Effective time,
(ii) each share (other than a Dissenting Share or a share owned by Armour Corporation, a Delaware corporation) of Class A Voting Common Stock of Hubbard, $.05 par value, and Class B Non-Voting Common Stock of Hubbard, $.05 par value, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive in cash an amount equal to the Common Stock Merger Consideration Per Share (as defined in Section
1.03 of the Merger Agreement), and iii) each Dissenting Share shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive in cash an amount equal to the fair value thereof determined in accordance with Section 302A.473 of the MBCA. "Dissenting Share" for purposes of this Plan of Merger means each share of capital stock of Hubbard owned by a shareholder who becomes entitled, pursuant to the provisions of Section 3O2A.473 of the MBCA, to receive payment of the fair value of such share.

      FURTHER RESOLVED, that the Articles of Incorporation and By-laws of Hubbard shall be the Articles of Incorporation and By-laws of the surviving corporation.

      FURTHER RESOLVED, that no amendments to the Articles of Incorporation of Hubbard shall be effected by the Merger.

      FURTHER RESOLVED, at the Effective Time, Hubbard shall thereupon and thereafter possess all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and be subject to all the duties, liabilities and obligations of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, including subscriptions to shares, and all other choses in action and every other interest of or belonging to or due to each of the Constituent Corporations shall vest in Hubbard; and all and every other interest shall be thereafter as effectually the property of Hubbard as they were of the several and respective Constituent Corporations; and the title to any real estate or any interest therein, vested by deed or otherwise, in any of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired; and all debts, duties, liabilities and obligations


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of any of the Constituent Corporations shall thenceforth attach to Hubbard, which shall assume all such debts, duties, liabilities and obligations, and such debts, duties, liabilities and obligations may be enforced against it to the same extent as if such debts, duties, liabilities and obligations had been incurred or contracted by it.


                               STATE OF MINNESOTA
                              DEPARTMENT OF STATE
                                     FILED
                                  MAY 21 1997
                                  [ILLEGIBLE]
                               Secretary of State


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